Exhibit 4.1

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

This Amendment No. 1 to Rights Agreement (this “Amendment”) is made as of June 22, 2014 to the Rights Agreement (“Rights Agreement”), dated as of April 14, 2014, between Scio Diamond Technology Corporation, a Nevada corporation (the “Company”), and Empire Stock Transfer Inc., a Nevada corporation (“Rights Agent”).

WHEREAS, the Company desires to amend the Rights Agreement, as authorized by and pursuant to Section 26 thereof;

NOW, THEREFORE, the Company and the Rights Agent hereby agree as follows:

1.              Amendment of Section 1. Section 1 of the Rights Agreement is hereby supplemented and amended to add the following definitions in the appropriate alphabetical locations:

“Settlement Acquisition” shall mean the acquisition by the Save Scio Group of 1,000,000 shares of Common Stock pursuant to the Settlement Agreement.

“Settlement Agreement” shall mean the Settlement Agreement by and among the Company, Edward S. Adams, Michael R. Monahan, Gerald McGuire, James Korn, Bruce Likly, Theodorus Strous, and Robert C. Linares, their present and past affiliates, such as Apollo Diamond, Inc., Apollo Diamond Gemstone Corporation, Adams Monahan LLP, Focus Capital Group, Inc. and Oak Ridge Financial Services Group, Inc., family members and spouses, and the Save Scio Group.

“Save Scio Group” shall mean Thomas P. Hartness, Kristoffer Mack, Paul Rapello, Glen R. Bailey, Marsha C. Bailey, Kenneth L. Smith, Bernard M. McPheely, James Carroll, Robert M. Daisley, Ben Wolkowitz, Craig Brown, Ronnie Kobrovsky, Lewis Smoak, Brian McPheely, Mark P. Sennott, the Sennott Family Charitable Trust, and their affiliates.

2.              Amendment of Definition of “Acquiring Person.” The definition of “Acquiring Person” in Section 1.1 of the Rights Agreement is hereby supplemented and amended by inserting the following sentence after the last sentence thereof:

“Notwithstanding anything in this Agreement to the contrary, none of the members of the Save Scio Group, either individually, collectively or in any combination, shall be deemed to be an Acquiring Person as a result of the public announcement, approval, adoption, execution, delivery or performance of the Settlement Agreement, any amendment, modification or waiver thereto approved in advance by the Board of Directors of the Company, the consummation of the Settlement Acquisition or any of the other transactions contemplated by the Settlement Agreement, or any combination of the foregoing (each, an “Exempt Event” and, collectively, the “Exempt Events”).”

3.              Amendment of Definition of “Beneficial Owner.” The definitions of “Beneficial Owner” and “beneficially own” in Section 1.3 of the Rights Agreement are hereby supplemented and amended by inserting the following sentence after the last sentence thereof:

“Notwithstanding anything in this Agreement to the contrary, none of the members of the Save Scio Group nor any of their respective Affiliates or Associates, either individually, collectively or in any combination, shall for purposes of this Agreement be deemed to be a Beneficial Owner of, or to Beneficially Own, any securities as a result of, or as a result of, any Exempt Event.”

4.              Amendment of Definition of “Exempt Person.” The definition of “Distribution Date” in Section 1.7 of the Rights Agreement is amended and restated in its entirety to read as follows:

“1.7.     “Exempt Person” shall mean the Company, any Subsidiary of the Company, in each case including, without limitation, the officers and members of the board of directors thereof acting in their fiduciary capacities, any members of the Save Scio Group, acting either in their individual capacities or in any combination with one or more other members of the Save Scio Group, or any employee benefit plan of the Company or of any Subsidiary of the Company or any entity or trustee holding (or acting in a fiduciary capacity in respect of) shares of capital stock of the Company for or pursuant to the terms of any such plan, or for the purpose of funding other employee benefits for employees of the Company or any Subsidiary of the Company.”

5.              Amendment of Definition of “Stock Acquisition Date.” The definition of “Stock Acquisition Date” in Section 1.12 of the Rights Agreement is supplemented and amended by inserting the following sentence after the last sentence thereof:

“Notwithstanding anything in this Agreement to the contrary, a Stock Acquisition Date shall not be deemed to have occurred as a result of any Exempt Event.”

6.              Amendment of Definition of “Distribution Date.” The definition of “Distribution Date” in Section 3.1 of the Rights Agreement is supplemented and amended by inserting the following sentence after the last sentence thereof:

“Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred, and nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement, in each case, as a result of any Exempt Event.”

7.              Amendment of Definition of “Expiration Date.” Section 7.1 of the Rights Agreement is amended and restated in its entirety to read as follows:

“7.1.   Exercise of Rights.  Subject to Section 11.1.2 and except as otherwise provided herein, the registered holder of any Right Certificate may exercise the Rights evidenced thereby in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase and certification on the reverse side thereof properly completed and duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price for each share of Common

Stock (or other securities, cash or other assets) as to which the Rights are exercised, at or prior to the time (the “Expiration Date”) that is the earliest of (i) the close of business on June 22, 2014 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 (the “Redemption Date”), (iii) the closing of any merger or other acquisition transaction involving the Company pursuant to an agreement of the type described in Section 13.3 at which time the Rights are deemed terminated, or (iv) the time at which the Rights are exchanged as provided in Section 27.”

8.              Amendment to Section 7.1. Section 7.1 of the Rights Agreement is hereby supplemented and amended by inserting the following sentence immediately after the last sentence thereof:

“Notwithstanding anything in this Agreement to the contrary, none of the Rights may be exercised as a result of any Exempt Event.”

9.              New Section 35. A new Section 35 is hereby added to the Rights Agreement immediately following Section 34 of the Rights Agreement, and such new Section 35 shall read as follows:

“35.        Effect of Execution of Settlement Agreement. For the avoidance of doubt, and in addition to the other provisions in this Agreement to such effect, no Exempt Event shall trigger the rights of any Person under this Agreement, and this Agreement shall otherwise be inapplicable to the any Exempt Event. Upon execution of the Settlement Agreement, neither the Company nor any of their respective Affiliates shall have any obligations to any holder or former holder of Rights as of and following the date of such execution.”

10.       New Section 36. A new Section 36 is hereby added to the Rights Agreement immediately following Section 35 of the Rights Agreement, and such new Section 36 shall read as follows:

“36.        Termination. Notwithstanding anything herein to the contrary, immediately following execution of the Settlement Agreement, (a) this Rights Agreement shall be terminated automatically (without any further action on the part of any party hereto) and shall be without further force or effect, (b) none of the parties to this Rights Agreement will have any rights, obligations or liabilities hereunder and (c) the holders of the Rights shall not be entitled to any benefits, rights or other interests under this Rights Agreement.”

11.       Other Provisions Unaffected. This Amendment shall be deemed to be in full force and effect immediately prior to the execution of the Settlement Agreement. Except as expressly modified hereby, all arrangements, agreements, terms, conditions and provisions of the Rights Agreement remain in full force and effect, and this Amendment and the Rights Agreement, as hereby modified, shall constitute one and the same instrument.  To the extent that there is a conflict between the terms and provisions of the Rights Agreement and this Amendment, the terms and provisions of this Amendment shall govern for purposes of the subject matter of this Amendment only.

12.       Miscellaneous.

a.              Counterparts.  This Amendment may be executed in any number of counterparts (including by facsimile or other electronic transmission) and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

b.              Governing Law.  This Amendment, the Rights Agreement, each Right and each Right Certificate issued hereunder or thereunder shall be deemed to be a contract made under the laws of the State of Nevada and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

c.               Further Assurances.  Each Party shall cooperate and take such action as may be reasonably requested by another Party in order to carry out the transactions and purposes of this Amendment, the Rights Agreement, and the transactions contemplated hereunder and/or thereunder.

d.              Descriptive Headings.  Descriptive headings of the several sections of this Amendment and the Rights Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof or thereof.

e.               Entire Agreement.  This Amendment and the Rights Agreement, and all of the provisions hereof and thereof, shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns and executors, administrators and heirs. This Amendment, together with the Rights Agreement, sets forth the entire agreement and understanding among the Parties as to the subject matter hereof and merges with and supersedes all prior discussions and understandings of any and every nature among them. Without limiting the foregoing, the Rights Agent shall not be subject to, nor required to interpret or comply with, or determine if any Person has complied with, the Settlement Agreement even though reference thereto may be made in this Amendment and the Rights Agreement.

f.                Severability.  If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, then such term, provision, covenant or restriction shall be enforced to the maximum extent permissible, and the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

g.               Enforcement.  Unless and until the Merger Agreement is terminated in accordance with its terms, the provisions set forth herein providing exceptions for, or otherwise relating to, Exempt Events, are for the benefit of, and may be enforced by, the Company and any of its directors and affiliates.

h.              Waiver of Notice.  The Rights Agent and the Company hereby waive any notice requirement under the Rights Agreement pertaining to the matters covered by this Amendment.

i.                  Exhibits.  The Exhibits to the Rights Agreement shall be deemed restated to reflect this Amendment, mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Rights Agreement to be duly executed as of the day and year first above written.

SCIO DIAMOND TECHNOLOGY CORPORATION			EMPIRE STOCK TRANSFER INC.

By:
By:	/s/ Bruce M. Likly			Name:
	Name:	Bruce M. Likly		Title:
	Title:	Co-Chairman